                                                  Exhibit (m)(8)

                 AMENDED AND RESTATED DISTRIBUTION PLAN
                       FOR IVY FUND CLASS A SHARES

      WHEREAS, Ivy Fund (the "Fund") is registered as an open-end investment company under the Investment Company Act of 1940 (the "Act") and consists of one or more separate investment portfolios (the "Portfolios")
as may be established and designated from time to time;

       WHEREAS, the Fund and Ivy Funds Distributor, Inc. (the
"Distributor"), a broker-dealer registered under the Securities Exchange
Act of 1934, have entered into a Distribution Agreement pursuant to which the Distributor will act as a distributor of shares of the Fund for sale to the public; and

      WHEREAS, the Board of Trustees of the Fund has adopted a Plan (the
"Plan"), in accordance with the requirements of the Act and has determined that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

      NOW THEREFORE, The Fund hereby amends and restates the Plan to apply only to Class A shares on the following terms and conditions:

    1.   The Plan will pertain to the Class A shares of Ivy Bond Fund, Ivy
Cundill Global Value Fund, Ivy Developing Markets Fund, Ivy European
Opportunities Fund, Ivy Global Fund, Ivy Global Natural Resources Fund, Ivy
Global Science & Technology Fund, Ivy Growth Fund, Ivy International Fund,
Ivy International Growth Fund, Ivy International Small Companies Fund, Ivy
International Value Fund, Ivy Pacific Opportunities Fund, Ivy US Blue Chip
Fund, Ivy US Emerging Growth Fund, and such other Portfolios as shall be designated from time to time by the Board of Trustees in any supplement to the Plan ("Supplement").

    2.   The Fund will reimburse the Distributor for payments made to brokers, which are affiliated or unaffiliated with the Distributor, for account maintenance and personal service to shareholders (the "Service
Fee"). The services for which Service Fees may be made include, among others, advising clients or customers regarding the purchase, sale or retention of Class A shares of a Portfolio, answering routine inquiries concerning a Portfolio, assisting shareholders in changing options or enrolling in specific plans and providing shareholders with information regarding the Portfolio and related developments. The Distributor will be reimbursed for such payments, subject to any applicable restriction imposed by Rules of the National Association of Securities Dealers, Inc., on a
monthly basis up to an amount equal on an annual basis to 0.25% of the average daily net asset value of outstanding Class A shares of a Portfolio that are registered in the name of a broker as nominee or held in a shareholder account that designates a broker as broker of record. Service
Fees for which the Distributor will be reimbursed may also be used by the
Distributor or its affiliates to compensate certain entities in addition to brokers, such as banks, investment advisers, financial institutions and pension plan administrators, for rendering certain shareholder liaison services similar to those rendered for Service Fees, pursuant to a related agreement between the Distributor or its affiliate and such entity. In the case of Ivy Growth Fund, Ivy Growth with Income Fund and Ivy International
Fund the fee will apply only to Class A shares of each Portfolio which were issued after December 31, 1991. Payments made out of or charged against the assets attributable to the Class A shares of a Portfolio must be in reimbursement for distribution services rendered for or on behalf of that
Portfolio. The costs and expenses not reimbursed in any one given month may be reimbursed in a subsequent month. The Plan does not provide for payment of interest or carrying charges as distribution expenses.

    3.   The Plan shall not take effect with respect to Class A of a
Portfolio until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of Class A of a
Portfolio. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to Class A of a Portfolio if a majority of the outstanding voting securities of Class A of the
Portfolio votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Fund or of any other Portfolio or class.

    4.   The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Trustees of the Fund, and (b) those
Trustees of the Fund who are not "interested persons" (as defined in the
Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees"), case in person at a meeting (or meetings) called for the purpose of voting on the
Plan and such related agreements.

    5.   The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 4.

    6.   Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement shall provide to the Fund's Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

    7.   Any agreement related to the Plan shall be in writing and shall provide:  (a) that such agreement may be terminated at any time as to a
Portfolio, without payment of any penalty, by vote of a majority of the
Plan Trustees or by vote of a majority of the outstanding voting securities of Class A of the Portfolio, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

    8.   The Plan may be terminated at any time with respect to a
Portfolio, without payment of any penalty, by vote of a majority of the
Plan Trustees, or by vote of a majority of the outstanding voting securities of Class A of the Portfolio. If the Plan is terminated with respect to a Portfolio, that Portfolio will not be obligated to reimburse the Distributor for any unreimbursed trail fee payments.

    9.   The Plan may be amended at any time with respect to a Portfolio by the Board of Trustees, provided that (a) any amendment to increase materially the costs which the Portfolio may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class A of the Portfolio, and (b)
any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph hereof.

    10.  While the Plan is in effect, the selection and nomination of
Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

    11.  The Fund shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 6 hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

    12.  It is understood and expressly stipulated that neither the holders of shares of the Fund nor any Trustee, officer, agent or employees of the Fund shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Fund only shall be liable.

      IN WITNESS WHEREOF, the Fund has adopted this Amended and Restated
Distribution Plan as of the 21st day of January, 2003.

                        IVY FUND

                        By:  Henry J. Herrmann
                             Henry J. Herrmann, President